Exhibit 99.1

Global Medical REIT Announces Third Quarter 2021 Financial Results

Completes $163 Million of Acquisitions Year-to-Date

Bethesda, MD – November 3, 2021 -- (BUSINESS WIRE) -- Global Medical REIT Inc. (NYSE: GMRE) (the “Company” or “GMRE”), a net-lease medical office real estate investment trust (REIT) that owns and acquires purpose-built healthcare facilities and leases those facilities to strong healthcare systems and groups with leading market share, today announced financial results for the three and nine months ended September 30, 2021 and other data.

Third Quarter 2021 Highlights

•	Net income attributable to common stockholders was $3.7 million, or $0.06 per diluted share, as compared to a net loss of $(10.3) million, or $(0.22) per diluted share, in the comparable prior year period. Note that our management internalization transaction was completed in July 2020 and that the prior year period included a $12.1 million, or $0.26 per diluted share, one-time expense related to the management internalization consideration.
•	Funds from Operations (“FFO”) of $0.23 per share and unit, as compared to $(0.03) per share and unit in the comparable prior year period.
•	Adjusted Funds from Operations (“AFFO”) of $0.24 per share and unit, as compared to $0.23 per share and unit in the comparable prior year period.
•	Increased total revenue 19.5% year-over-year to $30.0 million, primarily driven by the Company’s acquisition activity.
•	Completed five acquisitions encompassing an aggregate 187,067 leasable square feet, for an aggregate purchase price of $49.3 million at a weighted average cap rate of 7.6%.

Nine Month 2021 Highlights

•	Net income attributable to common stockholders was $8.0 million, or $0.13 per diluted share, as compared to a net loss of $(8.8) million, or $(0.19) per diluted share, in the comparable prior year period.
•	FFO of $0.67 per share and unit, as compared to $0.34 per share and unit in the comparable prior year period.
•	AFFO of $0.71 per share and unit, as compared to $0.65 per share and unit in the comparable prior year period.
•	Increased total revenue 24.4% year-over-year to $85.6 million, primarily driven by the Company’s acquisition activity.
•	Completed 16 acquisitions encompassing an aggregate 541,496 leasable square feet, for an aggregate purchase price of $163.2 million at a weighted average cap rate of 7.5%.
•	As of September 30, 2021, generated $201.3 million in gross proceeds from equity issuances.

Jeffrey M. Busch, Chairman, Chief Executive Officer and President stated, “We are extremely proud of our performance in the third quarter as we continue to execute our strategic growth plans. Our high-quality portfolio remains 99% occupied, with rent coverage of 4.6 times. Importantly, we acquired another $49.3 million of properties in the quarter, bringing our year-to-date acquisition volume to $163.2 million, and increasing our in-place annualized base rent to more than $100 million. Our strong and steady performance so far in 2021 can be attributed to our focused efforts and the hard work of our entire team.”

Financial Results

Rental revenue for the third quarter of 2021 increased 19.6% year-over-year to $30.0 million, reflecting the growth in the Company’s portfolio.

Total expenses for the third quarter were $24.6 million, compared to $34.7 million for the comparable prior year period, with this decrease primarily reflecting the non-recurring expenses incurred in the third quarter of 2020 related to the internalization of management. Interest expense for the third quarter was $4.8 million, compared to $4.9 million for the comparable prior year period. This change reflects the net impact of slightly higher average borrowings during the quarter and a lower cost of funds compared to the prior year period.

Net income attributable to common stockholders for the third quarter totaled $3.7 million, or $0.06 per diluted share, compared to a net loss of $(10.3) million, or $(0.22) per diluted share, in the comparable prior year period.

The Company reported FFO of $0.23 per share and unit for the third quarter, as compared to $(0.03) per share and unit in the comparable prior year period. AFFO was $0.24 per share and unit for the third quarter versus $0.23 per share and unit in the comparable prior year period.

Investment Activity

During the third quarter of 2021, the Company completed five acquisitions, encompassing an aggregate 187,067 leasable square feet, for an aggregate purchase price of $49.3 million. The properties were purchased at a 7.6% weighted average cap rate.

As of November 2, 2021, the Company has three properties under contract for an aggregate purchase price of $23.9 million. The properties are currently in the due diligence period and we can make no assurances that the acquisitions will close on a timely basis if at all.

On October 13, 2021, the Company sold a medical office building in Prescott, Arizona, for gross proceeds of $5.5 million, generating a gain of approximately $1.1 million.

Also in October 2021, the Company entered into a contract to sell one of its four medical office buildings in Belpre, Ohio, for gross proceeds of $44.6 million. The Company’s book basis in this property was approximately $29.7 million as of September 30, 2021. The transaction is expected to be completed no earlier than March 2022. The buyer is in the due diligence period and the transaction is subject to various closing contingencies. Accordingly, the transaction may not close on a timely basis or the buyer may terminate the purchase agreement and not close the transaction. The Company intends to reinvest the sales proceeds in 2022.

Portfolio Update

As of September 30, 2021, the Company’s portfolio was 98.9% occupied and comprised of 4.2 million leasable square feet with an annualized base rent of $100.8 million. The weighted average lease term for the Company’s portfolio was 7.3 years with weighted average annual rental escalations of 2.1%. As of September 30, 2021, the Company’s portfolio rent coverage ratio was 4.6 times.

Balance Sheet

At September 30, 2021, total debt outstanding, including outstanding borrowings on the Credit Facility and notes payable (both net of unamortized debt issuance costs), was $554.6 million. As of September 30, 2021, the Company’s debt carried a weighted average interest rate of 2.91% and a weighted average remaining term of 4.53 years. As of November 1, 2021, the Company’s unutilized borrowing capacity under the Credit Facility revolver was approximately $240 million.

Dividends

On September 10, 2021, the Board of Directors (the “Board”) declared a $0.205 per share cash dividend to common stockholders and unitholders of record as of September 24, 2021, which was paid on October 8, 2021 representing the Company’s third quarter 2021 dividend payment. The Board also declared a $0.46875 per share cash dividend to holders of record as of October 15, 2021 of the Company’s Series A Preferred Stock, which was paid on November 1, 2021. This dividend represented the Company’s quarterly dividend on its Series A Preferred Stock for the period from July 31, 2021 through October 30, 2021.

SUPPLEMENTAL INFORMATION

Details regarding these results can be found in the Company’s supplemental financial package available on the Investor Relations section of the Company’s website at http://investors.globalmedicalreit.com/.

CONFERENCE CALL AND WEBCAST INFORMATION

The Company will host a live webcast and conference call on Thursday, November 4, 2021 at 9:00 a.m. Eastern Time. The webcast is located on the “Investor Relations” section of the Company’s website at http://investors.globalmedicalreit.com/.

To Participate via Telephone:

Dial in at least five minutes prior to start time and reference Global Medical REIT Inc.

Domestic: 1-855-327-6837

International: 1-631-891-4304

Replay:

An audio replay of the conference call will be posted on the Company’s website.

ABOUT GLOBAL MEDICAL REIT

Global Medical REIT Inc. is net-lease medical office REIT that acquires purpose-built specialized healthcare facilities and leases those facilities to strong healthcare systems and physician groups with leading market share.

NON-GAAP FINANCIAL MEASURES

General

Management considers certain non-GAAP financial measures to be useful supplemental measures of the Company's operating performance. For the Company, non-GAAP measures consist of EBITDAre, Adjusted EBITDAre, FFO and AFFO. A non-GAAP financial measure is generally defined as one that purports to measure financial performance, financial position or cash flows, but excludes or includes amounts that would not be so adjusted in the most comparable measure determined in accordance with GAAP.  The Company reports non-GAAP financial measures because these measures are observed by management to also be among the most predominant measures used by the REIT industry and by industry analysts to evaluate REITs. For these reasons, management deems it appropriate to disclose and discuss these non-GAAP financial measures.

The non-GAAP financial measures presented herein are not necessarily identical to those presented by other real estate companies due to the fact that not all real estate companies use the same definitions. These measures should not be considered as alternatives to net income, as indicators of the Company's financial performance, or as alternatives to cash flow from operating activities as measures of the Company's liquidity, nor are these measures necessarily indicative of sufficient cash flow to fund all of the Company's needs. Management believes that in order to facilitate a clear understanding of the Company's historical consolidated operating results, these measures should be examined in conjunction with net income and cash flows from operations as presented elsewhere herein.

FFO and AFFO

FFO and AFFO are non-GAAP financial measures within the meaning of the rules of the United States Securities and Exchange Commission (“SEC”). The Company considers FFO and AFFO to be important supplemental measures of its operating performance and believes FFO is frequently used by securities analysts, investors, and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. In accordance with the National Association of Real Estate Investment Trusts’ (“NAREIT”) definition, FFO means net income or loss computed in accordance with GAAP before non-controlling interests of holders of OP units and LTIP units, excluding gains (or losses) from sales of property and extraordinary items, less preferred stock dividends, plus real estate-related depreciation and amortization (excluding amortization of debt issuance costs and above and below market lease amortization expense), and after adjustments for unconsolidated partnerships and joint ventures. Because FFO excludes real estate-related depreciation and amortization (other than amortization of debt issuance costs and above and below market lease amortization expense), the Company believes that FFO provides a performance measure that, when compared period-over-period, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from the closest GAAP measurement, net income or loss.

AFFO is a non-GAAP measure used by many investors and analysts to measure a real estate company’s operating performance by removing the effect of items that do not reflect ongoing property operations. Management calculates AFFO by modifying the NAREIT computation of FFO by adjusting it for certain cash and non-cash items and certain recurring and non-recurring items. For the Company these items include: (a) recurring acquisition and disposition costs, (b) loss on the extinguishment of debt, (c) recurring straight line deferred rental revenue, (d) recurring stock-based compensation expense, (e) recurring amortization of above and below market leases, (f) recurring amortization of debt issuance costs, (g) recurring lease commissions, (h) management internalization costs and (i) other items.

Management believes that reporting AFFO in addition to FFO is a useful supplemental measure for the investment community to use when evaluating the operating performance of the Company on a comparative basis.

EBITDAre and Adjusted EBITDAre

We calculate EBITDAre in accordance with standards established by NAREIT and define EBITDAre as net income or loss computed in accordance with GAAP plus depreciation and amortization, interest expense, gain or loss on the sale of investment properties, and impairment loss, as applicable.

We define Adjusted EBITDAre as EBITDAre plus non-cash stock compensation expense, non-cash intangible amortization related to above and below market leases, preacquisition expense and other normalizing items. Management considers EBITDAre and Adjusted EBITDAre important measures because they provide additional information to allow management, investors, and our current and potential creditors to evaluate and compare our core operating results and our ability to service debt.

RENT COVERAGE RATIO

For purposes of calculating our portfolio weighted-average EBITDARM coverage ratio (“Rent Coverage Ratio”), we excluded credit-rated tenants or their subsidiaries for which financial statements were either not available or not sufficiently detailed. These ratios are based on latest available information only. Most tenant financial statements are unaudited and we have not independently verified any tenant financial information (audited or unaudited) and, therefore, we cannot assure you that such information is accurate or complete. Certain other tenants (approximately 12% of our portfolio) are excluded from the calculation due to (i) lack of available financial information or (ii) receipt of significant COVID-19 relief funds that may cause reported coverage to differ materially from underlying performance. Additionally, our Rent Coverage Ratio adds back physician distributions and compensation. Management believes all adjustments are reasonable and necessary.

ANNUALIZED BASE RENT

Annualized base rent represents monthly base rent for most recent month or month of acquisition, multiplied by 12 (or actual NOI where more reflective of property performance). In addition, two of our properties are presented on a cash-collected basis. Accordingly, this methodology produces an annualized amount as of a point in time but does not take into account future contractual rental rate increases.

FORWARD-LOOKING STATEMENTS

Certain statements contained herein may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and it is the Company’s intent that any such statements be protected by the safe harbor created thereby. These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "plan," "predict," "project," "will," "continue" and other similar terms and phrases, including references to assumptions and forecasts of future results. Except for historical information, the statements set forth herein including, but not limited to, any statements regarding our earnings, our tenants’ ability to pay rent to us, expected financial performance (including future cash flows associated with new tenants), future dividends or other financial items; any other statements concerning our plans, strategies, objectives and expectations for future operations, our pipeline of acquisition opportunities and expected acquisition activity, including the timing and/or successful completion of any acquisitions and expected rent receipts on these properties, our expected disposition activity, including the timing and/or successful completion of any dispositions and the expected use of proceeds therefrom, and any statements regarding future economic conditions or performance are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and assumptions and are subject to certain risks and uncertainties. Although the Company believes that the expectations, estimates and assumptions reflected in its forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of the Company’s forward-looking statements. Additional information concerning us and our business, including additional factors that could materially and adversely affect our financial results, include, without limitation, the risks described under Part I, Item 1A - Risk Factors, in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, and in our other filings with the SEC. You are cautioned not to place undue reliance on forward-looking statements. The Company does not intend, and undertakes no obligation, to update any forward-looking statement.

Investor Relations Contact:

Stephen Swett

stephen.swett@icrinc.com

203.682.8377

Global Medical REIT Inc.

Condensed Consolidated Balance Sheets

(unaudited, and in thousands, except par values)

	As of
	September 30, 2021	December 31, 2020
Assets
Investment in real estate:
Land	$149,249	$128,857
Building	964,169	851,427
Site improvements	18,017	15,183
Tenant improvements	56,156	49,204
Acquired lease intangible assets	123,918	98,234
	1,311,509	1,142,905
Less: accumulated depreciation and amortization	(130,284)	(94,462)
Investment in real estate, net	1,181,225	1,048,443
Cash and cash equivalents	6,030	5,507
Restricted cash	5,839	5,246
Tenant receivables, net	5,126	5,596
Due from related parties	275	103
Escrow deposits	5,970	4,817
Deferred assets	24,422	20,272
Derivative asset	219	—
Goodwill	5,903	5,903
Other assets	8,297	5,019
Total assets	$1,243,306	$1,100,906

Liabilities and Equity
Liabilities:
Credit Facility, net of unamortized debt issuance costs of $8,497 and $3,559 at September 30, 2021 and December 31, 2020, respectively	$497,203	$521,641
Notes payable, net of unamortized debt issuance costs of $644 and $835 at September 30, 2021 and December 31, 2020, respectively	57,397	64,937
Accounts payable and accrued expenses	11,065	7,279
Dividends payable	15,309	12,470
Security deposits	4,600	4,340
Derivative liability	12,070	18,086
Other liabilities	7,104	6,171
Acquired lease intangible liability, net	8,333	8,222
Total liabilities	613,081	643,146
Commitments and Contingencies
Equity:
Preferred stock, $0.001 par value, 10,000 shares authorized; 3,105 issued and outstanding at September 30, 2021 and December 31, 2020, respectively (liquidation preference of $77,625 at September 30, 2021 and December 31, 2020, respectively)	74,959	74,959
Common stock, $0.001 par value, 500,000 shares authorized; 64,208 shares and 49,461 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively	64	49
Additional paid-in capital	700,206	504,789
Accumulated deficit	(147,562)	(116,773)
Accumulated other comprehensive loss	(11,946)	(18,219)
Total Global Medical REIT Inc. stockholders' equity	615,721	444,805
Noncontrolling interest	14,504	12,955
Total equity	630,225	457,760
Total liabilities and equity	$1,243,306	$1,100,906

Global Medical REIT Inc.

Condensed Consolidated Statements of Operations

(unaudited, and in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue
Rental revenue	$29,967	$25,055	$85,492	$68,623
Other income	16	42	101	178
Total revenue	29,983	25,097	85,593	68,801

Expenses
General and administrative	3,852	4,027	12,519	7,509
Operating expenses	3,973	3,619	10,964	8,256
Management fees – related party	—	—	—	4,024
Depreciation expense	8,639	6,954	24,779	19,383
Amortization expense	3,303	2,563	9,443	6,832
Interest expense	4,830	4,864	14,887	13,616
Management internalization expense	—	12,580	—	14,005
Preacquisition expense	18	70	146	267
Total expenses	24,615	34,677	72,738	73,892

Net income (loss)	$5,368	$(9,580)	$12,855	$(5,091)
Less: Preferred stock dividends	(1,455)	(1,455)	(4,366)	(4,366)
Less: Net (income) loss attributable to noncontrolling interest	(224)	767	(492)	647
Net income (loss) attributable to common stockholders	$3,689	$(10,268)	$7,997	$(8,810)

Net income (loss) attributable to common stockholders per share – basic and diluted	$0.06	$(0.22)	$0.13	$(0.19)

Weighted average shares outstanding – basic and diluted	64,204	46,908	59,398	45,503

Global Medical REIT Inc.

Reconciliation of Net Income to FFO and AFFO

(unaudited, and in thousands, except per share and unit amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net income (loss)	$5,368	$(9,580)	$12,855	$(5,091)
Less: Preferred stock dividends	(1,455)	(1,455)	(4,366)	(4,366)
Depreciation and amortization expense	11,915	9,517	34,140	26,215
FFO	$15,828	$(1,518)	$42,629	$16,758
Internalization expense - settlement of a preexisting contractual relationship	—	12,094	—	12,094
Internalization expense - other transaction costs	—	486	—	1,911
Amortization of above market leases, net	173	69	318	472
Straight line deferred rental revenue	(1,369)	(1,520)	(4,147)	(4,336)
Stock-based compensation expense	1,241	1,572	4,568	3,391
Amortization of debt issuance costs and other	538	396	1,468	1,030
Preacquisition expense	18	70	146	267
AFFO	$16,429	$11,649	$44,982	$31,587

Net income (loss) attributable to common stockholders per share – basic and diluted	$0.06	$(0.22)	$0.13	$(0.19)
FFO per share and unit	$0.23	$(0.03)	$0.67	$0.34
AFFO per share and unit	$0.24	$0.23	$0.71	$0.65

Weighted Average Shares and Units Outstanding – basic and diluted	68,109	50,233	63,179	48,896

Weighted Average Shares and Units Outstanding:
Weighted Average Common Shares	64,204	46,908	59,398	45,503
Weighted Average OP Units	1,707	1,958	1,741	2,250
Weighted Average LTIP Units	2,198	1,367	2,040	1,143
Weighted Average Shares and Units Outstanding – basic and diluted	68,109	50,233	63,179	48,896

Global Medical REIT Inc.

Reconciliation of Net Income to EBITDAre and Adjusted EBITDAre

(unaudited, and in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net income (loss)	$5,368	$(9,580)	$12,855	$(5,091)
Interest expense	4,830	4,864	14,887	13,616
Depreciation and amortization expense	11,942	9,517	34,222	26,215
EBITDAre	$22,140	$4,801	$61,964	$34,740
Stock-based compensation expense	1,241	1,572	4,568	3,391
Internalization expense – settlement of a preexisting contractual relationship	—	12,094	—	12,094
Internalization expense – other transaction costs	—	486	—	1,911
Amortization of above market leases, net	173	69	318	472
Preacquisition expense	18	70	146	267
Adjusted EBITDAre	$23,572	$19,092	$66,996	$52,875